EXHIBIT 99.1

INmune Bio to present Alzheimer’s Drug Candidate XPro1595 at The TNF Conference

La Jolla, CA – June 4, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that CJ Barnum, Ph.D., Director of Neuroscience, will be presenting a poster and giving a scientific talk on Alzheimer’s drug candidate XPro1595 at the TNF Conference on June 4, 2019.

The poster presentation and talk, titled “A Phase 1b biomarker-directed study to target soluble tumor necrosis factor in Alzheimer’s (AD) patients”, will discuss INmune Bio’s clinical approach to treating Alzheimer’s disease.

“XPro1595 has been represented at the TNF Conference for more than a decade. I am often told that the support and feedback provided by TNF experts at this conference has gone a long way in shaping the enormous dataset that we enjoy with XPro1595. I am very excited to share how these efforts have paid off and that we are days away from enrolling the first patient in our Alzheimer’s disease trial,” says Dr. CJ Barnum.

The TNF Conference brings industry and academics together to share ideas and research on tumor necrosis factor (TNF), the target of XPro1595.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit Junewww.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com